Exhibit 99.1

Mercury Ecommerce Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing September 17, 2021

HOUSTON, September 15, 2021 /PRNewswire/ -- Mercury Ecommerce Acquisition Corp. (NASDAQ: MEAC) (the “Company”) announced today that, commencing September 17, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the shares of Class A common stock and warrants included in the units. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant to purchase one share of Class A common stock. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A common stock and warrants that are separated will trade on the Nasdaq Capital Markets (“Nasdaq”) under the symbols “MEAC” and “MEACW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “MEACU.” Holders of the units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the holders’ units into shares of Class A common stock and warrants.

The units were initially offered by the Company in an underwritten offering. Needham & Company acted as sole book-runner for the offering.

A registration statement relating to the units and the underlying securities became effective on July 27, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission’s (the “SEC”) website at http://www.sec.gov. Alternatively, a copy of the final prospectus relating to the offering may be obtained from Needham & Company, LLC, Attention: Prospectus Department, 250 Park Avenue, 10th Floor, New York, NY 10177, by telephone at 800-903-3268 or by email at prospectus@needhamco.com.

About Mercury Ecommerce Acquisition Corp.

Mercury Ecommerce Acquisition Corp., led by Chairman Blair Garrou and President and CEO Andrew White, is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. While the Company may pursue an investment opportunity in any business or industry, it intends to focus its search for a target business or businesses in the e-commerce technology and tech-enabled services industry in North America.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.